Exhibit (k)(1)

FORM OF MASTER ADMINISTRATION AND ACCOUNTING AGREEMENT

This Master Administration and Accounting Agreement dated and effective as of December 31, 2014 is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each Credit Suisse Group AG entity identified on Schedule A to this Agreement as the same may be amended from time to time (each, a “Company” and, collectively, the “Companies”; and, together, with the Administrator, each, a “party” and, collectively, the “parties”).

WHEREAS, each Company is or will be a closed-end management investment company with common shares registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (together with any rules and regulations and any applicable guidance and/or interpretations of the SEC (as defined below) promulgated thereunder, the “1940 Act”); and

WHEREAS, each Company desires to retain the Administrator to furnish certain administrative and accounting services to it, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

Each Company hereby appoints the Administrator to act as administrator to such Company for purposes of providing certain administrative and accounting services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

In the event that any business development company in addition to those listed on Schedule A hereto desires to have the Administrator render services as administrator under the terms hereof, it shall so notify the Administrator in writing. Upon written acceptance by the Administrator, such business development company shall become a Company hereunder (and Schedule A hereto shall be amended accordingly) and shall become subject to the provisions of this Agreement to the same extent as the existing Companies, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Company in writing by such Company and the Administrator at the time of the addition of such Company.

2.	DELIVERY OF DOCUMENTS

Each Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	Such Company’s governing documents (“Governing Documents”);

b.

Such Company’s prospectus as part of its most recent effective registration statement on Form N-2 (“Prospectus”) and, if applicable, Statement of Additional Information (“SAI”) relating to such Company, and all amendments and supplements thereto as in effect from time to time;

c.

Copies of the resolutions of the board of directors or other governing body of such Company (the “Board”) or authorized officer, as applicable, certified by such Company’s Secretary authorizing (1) such Company to enter into this Agreement and (2) certain individuals on behalf of such Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between such Company and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to each Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF EACH COMPANY

Each Company represents and warrants to the Administrator that:

a.	It is duly organized, existing and in good standing under the laws of its state of formation and in each jurisdiction in which it is registered to do business;

b.	It has the requisite power and authority under applicable laws and by its Governing Documents to enter into, perform and receive services pursuant to this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

d.

It has elected to be regulated as a business development company under the 1940 Act and it has elected or will elect to be treated for federal income tax purposes, and intends to qualify annually thereafter, as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

e.

Its Registration Statement has been filed and will remain effective during any applicable offering period, and, as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which such Company offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair such Company’s ability to perform its duties and obligations under this Agreement; and

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of such Company or any law or regulation applicable to it.

5.	ADMINISTRATION AND ACCOUNTING SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of each Company and, in each case where appropriate, the review and comment by such Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between each Company and the Administrator.

The Administrator shall perform such other services for each Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	COMPENSATION OF ADMINISTRATOR; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between each Company and the Administrator.

Each Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for such Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on such Company’s behalf at such Company’s request or with such Company’s consent.

Each Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form 10-K, Form 10-Q, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by any Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for any Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to meetings of the Board of each Company, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of any Company; costs of Preparation, printing, distribution and mailing, as applicable, of each Company’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of each Company’s tax returns, Form N-2, Form 10-K, Form 10-Q, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing a Company’s net asset value.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of a Company or his or her designee for instructions or the independent accountants for the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement for that Company. The Administrator shall be entitled to rely on and may act upon advice of a recognized and reputable outside legal counsel (who shall be counsel for a Company or the Companies) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by an authorized person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Sections 6 and 14, shall have no responsibility for the actions or activities of any other party. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the fraud, negligence, willful misconduct, or bad faith of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2015 and terminating on December 31, 2015 shall be the date of this Agreement through December 31, 2014, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Company shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator and its directors, officers, employees and agents resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its directors, officers, employees or agents in cases of its or their own fraud, negligence, willful misconduct, or bad faith.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	RESERVED.

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for a Company shall at all times remain the property of the Company, shall be readily accessible by the Company during normal business hours, and shall be promptly surrendered to the Company upon the termination of the Agreement by the Company or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for a Company pursuant to Rule 31a-1 under the

1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records of a Company may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by a Company, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of a Company by state or federal regulatory agencies, to produce the records of the Company or the Administrator’s personnel as witnesses or deponents, the Company agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

12.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Company from time to time, have no authority to act or represent such Company in any way or otherwise be deemed an agent of the Company.

13.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending December 31, 2017 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within sixty (60) days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to a Company, the applicable Company shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements incurred and that remain unpaid through the date of termination.

In the event of: (i) a Company’s termination of this Agreement during the Initial Term with respect to such Company for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to such Company (or its respective successor), the applicable Company shall pay the Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Administrator with respect to such Company) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver such Company’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of a Company and distribution of such Company’s assets as a result of the Board’s determination in its reasonable business judgment that such Company is no longer viable, (b) a merger of a Company into, or the consolidation of a Company with, another entity, or (c) the sale by a Company of all, or substantially all, of such Company’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to such Company (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Company shall in no way affect the rights and duties under this Agreement with respect to any other Company.

14.	EMPLOYMENT OF OTHERS

The Administrator may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Administrator, as the Administrator may deem desirable to assist it in performing its duties under this Agreement without the consent of the Company(ies); provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Company(ies) for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

15.	INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, the Administrator and a Company, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Company’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to any party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to the Company:

One Madison Avenue, 6th Floor

New York, New York 10010

Attention: Bruce Rosenberg

Telephone:  (212) 325-3291

If to the Administrator:

STATE STREET BANK AND TRUST COMPANY

Channel Center

One Iron Street

Attention: Richard P. Adams, Vice President

Telephone: 617-662-3886

Telecopy: 617-956-5674

with a copy to:

STATE STREET BANK AND TRUST COMPANY

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

17.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

19.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of each Company and the Administrator and their respective successors and permitted assigns.

20.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Company’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH COMPANY LISTED ON

SCHEDULE A HERETO

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Michael F. Rogers

Title:	Executive Vice President

MASTER ADMINISTRATION AND ACCOUNTING AGREEMENT

SCHEDULE A

Listing of Company(ies)

Company

Credit Suisse Corporate Credit Solutions, LLC (and, after its conversion to a Maryland corporation, Credit Suisse Park View BDC, Inc.)*

*For the avoidance of doubt, the services will not be provided until the election of BDC status occurs.

MASTER ADMINISTRATION AND ACCOUNTING AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	[Reserved];

V.	[Reserved]; and

VI.	Accounting Services as described in Schedule B6 attached hereto.

SCHEDULE B1

Fund Administration Treasury Services

a.	Coordinate the audit of each Company’s financial statements by such Company’s independent accountants, including the preparation of supporting audit work papers and other schedules;

b.

Prepare for the review by designated officer(s) of each Company financial information for financial reports (e.g., financial statements, schedules and notes) required to be included in and filed with the SEC as part of or in connection with such Company’s (i) annual reports on Form 10-K, quarterly reports on Form 10-Q, annual shareholder reports, and other periodic reports (as mutually agreed upon);

c.

Monitor each Company’s expense budget, as provided by such Company, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the expenses of such Company, review calculations of fees paid to such Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

d.

Provide periodic testing of each Company with respect to compliance with the requirements of the Code, the requirements of the 1940 Act and limitations contained in the Registration Statement for such Company, as may be mutually agreed upon between the Administrator and such Company, including monthly and quarterly compliance reporting to the designated officer(s) of such Company, as well as preparation of Board compliance materials;

e.

Prepare and furnish NAV based total return performance information for each Company quarterly, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by such Company and agreed to by the Administrator;

f.	[Reserved];

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

h.	Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of each Company in connection with Rule 38a-1 of the 1940 Act; and

i.	Maintain certain books and records of each Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

SCHEDULE B2

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.

Prepare each Company’s annual federal, state, and local income tax returns and extension requests for review and for execution and filing by such Company’s independent accountants and execution and filing by such Company’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.

Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with each Company and each Company’s audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

SCHEDULE B3

Fund Administration Legal Services

a.

Prepare the agenda and resolutions for all requested Board and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend each Company’s shareholder meetings and prepare minutes of such meetings;

b.	Reserved;

c.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

d.	Maintain general Board calendars and regulatory filings calendars;

e.	Maintain copies of each Company’s Governing Documents;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Company(ies);

g.	Assist each Company in the handling of routine regulatory examinations of the Company and work closely with the Company’s legal counsel in response to any non-routine regulatory matters;

h.

Maintain awareness of significant emerging regulatory and legislative developments that may affect a Company, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.

Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

SCHEDULE B6

Accounting Services

a.

Process trade file transmitted by a Company on trade-date, subject to timely receipt by Administrator of necessary information. The trade file from each Company will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.

Obtain and provide final month-end rates-of-return (“ROR”) and/or Net Asset Value (“NAV”) for each Company, timing of delivery to be agreed upon by Administrator and such Company and subject to the timely receipt by Administrator of necessary information from third parties;

c.	Reconcile each Company’s cash holdings with the records of such Company’s custodian;

d.	Prepare and provide monthly calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by each Company;

e.

Calculate monthly final NAV/ROR for each Company based solely on information provided by each Company or as otherwise directed and based upon information provided by the Company. The timing of delivery of such calculations will be agreed upon by Administrator and such Company and is subject to the timely receipt by Administrator of necessary information from the relevant Company;

f.	Prepare unaudited monthly balance sheet and income statement for each Company (the Administrator will not prepare the financial statements of such Company);

g.	Maintain accounting books and records for each Company; and

h.	Adhere to U.S. generally accepted accounting principles except as otherwise directed by a Company.